Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2017
SECOND QUARTER RESULTS

Reports Increased Backlog in all Segments

Increases Fiscal 2017 Estimated EPS Range

Declares Quarterly Cash Dividend of $0.21 Per Share

OSHKOSH, WI — (April 26, 2017) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2017 second quarter net income of $44.3 million, or $0.58 per diluted share, compared to $56.1 million, or $0.76 per diluted share, in the second quarter of fiscal 2016. Results for the second quarter of fiscal 2017 included after-tax charges of $13.7 million associated with previously announced restructuring actions in the access equipment segment. Excluding these charges, fiscal 2017 second quarter adjusted(1) net income was $58.0 million, or $0.76 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the second quarter of fiscal 2017 were $1.62 billion, an increase of 6.2 percent. A significant increase in sales in the defense segment was offset in part by lower sales in the access equipment and commercial segments.

Consolidated operating income in the second quarter of fiscal 2017 was $80.4 million, or 5.0 percent of sales, compared to $91.4 million, or 6.0 percent of sales, in the prior year second quarter. Excluding $17.2 million of pre-tax restructuring-related charges in the access equipment segment, adjusted(1) operating income in the second quarter of fiscal 2017 was $97.6 million, or 6.0 percent of sales. The increase in adjusted(1) operating income was primarily the result of higher sales in the defense segment, improved performance in the fire &

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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emergency segment and lower start-up costs related to a corporate-led manufacturing facility, offset in part by lower access equipment and commercial segment performance.

“Our positive momentum continued in the second quarter, as we delivered adjusted(1) earnings per share of $0.76, matching our performance of last year and ahead of our expectations,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation.

“We are pleased with our second quarter results and have a positive outlook. Our positive outlook is supported by favorable market dynamics in our defense and fire & emergency segments as well as opportunities to drive additional shareholder value through continued execution of our MOVE strategy and the benefit of aging customer fleets that will eventually need to be replaced. As we celebrate our 100th anniversary, our team members are engaged and energized about the future.

“As a result of our solid performance in the first half of fiscal 2017 and positive outlook for the remainder of the year, we are raising our full-year fiscal 2017 earnings per share estimate range to $2.70 to $3.00 and our adjusted(1) earnings per share estimate range to $3.20 to $3.50,” said Jones.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales decreased 4.1 percent to $723.2 million in the second quarter of fiscal 2017. The decline in sales was primarily due to lower telehandler sales volumes in North America and Europe as well as a more competitive pricing environment, offset in part by higher sales of used equipment and service.

Access equipment segment operating income decreased 44.4 percent to $42.1 million, or 5.8 percent of sales, in the second quarter of fiscal 2017 compared to $75.7 million, or 10.0 percent of sales, in the second quarter of fiscal 2016. Excluding restructuring-related charges, access equipment segment adjusted(1) operating income in the second quarter of fiscal 2017 was $59.3 million, or 8.2 percent of sales. The decline in operating income was primarily due to a more competitive pricing environment, along with higher selling, general and administrative expenses, including higher trade show expenses.

Defense — Defense segment net sales for the second quarter of fiscal 2017 increased 50.2 percent to $446.1 million. The increase in sales was primarily due to the ramp-up of sales to the U.S. government under the Joint Light Tactical Vehicle program and higher international Mine Resistant Ambush Protected All Terrain Vehicle sales.

Defense segment operating income increased 75.2 percent to $48.7 million, or 10.9 percent of sales, in the second quarter of fiscal 2017 compared to $27.8 million, or 9.4 percent of sales, in the second quarter of fiscal 2016. The increase in operating income was largely due to higher sales volume and improved manufacturing absorption as a result of higher sales, offset in part by adverse product mix and higher incentive compensation expense.

Fire & Emergency — Fire & emergency segment net sales for the second quarter of fiscal 2017 decreased 1.2 percent to $237.5 million. The decrease in sales was primarily due to lower international Airports Products unit volume, which was offset in part by improved pricing.

Fire & emergency segment operating income increased 46.3 percent to $21.8 million, or 9.2 percent of sales, in the second quarter of fiscal 2017 compared to $14.9 million, or 6.2 percent of sales, in the second quarter of fiscal 2016. The increase in operating income was primarily a result of improved pricing.

Commercial — Commercial segment net sales decreased 8.7 percent to $216.0 million in the second quarter of fiscal 2017. The decrease in sales was primarily due to lower refuse collection vehicle unit volumes, offset in part by higher package sales, which include third-party chassis.

Commercial segment operating income decreased 65.1 percent to $6.0 million, or 2.8 percent of sales, in the second quarter of fiscal 2017 compared to $17.2 million, or 7.3 percent of sales, in the second quarter of fiscal 2016. The decrease in operating income was primarily a result of lower sales volumes and underabsorption due to lower production driven by lower order activity in the first fiscal quarter. Commercial segment second quarter fiscal 2017 results also included $1.3 million of costs related to an accident at one of its manufacturing facilities.

Corporate — Corporate operating costs decreased $6.0 million in the second quarter of fiscal 2017 to $38.2 million due primarily to improved operating results related to a corporate-led manufacturing facility, which incurred higher start-up costs during the second quarter of fiscal 2016.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $1.0 million to $14.1 million in the second quarter of fiscal 2017.

Provision for Income Taxes — The Company recorded income tax expense of $23.6 million in the second quarter of fiscal 2017, or 35.0 percent of pre-tax income, compared to $20.3 million, or 27.0 percent of pre-tax income, in the second quarter of fiscal 2016. Excluding impacts of restructuring-related charges, adjusted(1) income tax expense in the second quarter of fiscal 2017 was $27.1 million, or 32.0 percent of adjusted(1) pre-tax income. The Company recorded $1.5 million and $4.4 million of discrete tax benefits in the second quarter of fiscal 2017 and fiscal 2016, respectively.

Six-month Results

The Company reported net sales for the first six months of fiscal 2017 of $2.83 billion and net income of $63.5 million, or $0.84 per diluted share. This compares with net sales of $2.78 billion and net income of $70.7 million, or $0.95 per diluted share, in the first six months of the prior year. Excluding $13.7 million of after-tax restructuring-related charges in the access equipment segment, adjusted(1) net income for the first six months of fiscal 2017 was $77.2 million, or $1.02 per diluted share. Higher defense segment sales, improved performance in the fire & emergency segment and lower start-up costs of a corporate-led manufacturing facility were partially offset by lower access equipment segment sales, lower performance in the commercial segment and higher incentive compensation expense.

Fiscal 2017 Expectations

The Company increased its fiscal 2017 diluted earnings per share estimate range to $2.70 to $3.00 on estimated operating income of $372 million to $402 million. The Company also increased its fiscal 2017 adjusted(1) diluted earnings per share estimate range to $3.20 to $3.50 on projected net sales of $6.6 billion to $6.7 billion and adjusted(1) operating income of $415 million to $445 million. The adjusted(1) diluted earnings per share and adjusted(1) operating income estimates exclude the impact of expected access equipment segment restructuring-related charges.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.21 per share of Common Stock. The dividend will be payable on May 26, 2017, to shareholders of record as of May 12, 2017.

Conference Call

The Company will comment on its fiscal 2017 second quarter earnings and its full-year fiscal 2017 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues, including any delays as a result of an accident at the Company’s Dodge Center manufacturing facility; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Founded in 1917, Oshkosh Corporation is 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.

Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net sales	$1,618.3	$1,524.3	$2,829.7	$2,776.3
Cost of sales	1,357.0	1,265.0	2,368.7	2,334.2
Gross income	261.3	259.3	461.0	442.1

Operating expenses:
Selling, general and administrative	169.8	154.7	320.8	294.0
Amortization of purchased intangibles	11.1	13.2	23.6	26.4
Total operating expenses	180.9	167.9	344.4	320.4
Operating income	80.4	91.4	116.6	121.7

Other income (expense):
Interest expense	(15.1)	(15.6)	(29.8)	(30.2)
Interest income	1.0	0.5	1.8	1.0
Miscellaneous, net	1.2	(1.0)	2.5	(1.0)
Income before income taxes and equity in earnings of unconsolidated affiliates	67.5	75.3	91.1	91.5
Provision for income taxes	23.6	20.3	28.8	22.0
Income before equity in earnings of unconsolidated affiliates	43.9	55.0	62.3	69.5
Equity in earnings of unconsolidated affiliates	0.4	1.1	1.2	1.2
Net income	$44.3	$56.1	$63.5	$70.7

Earnings per share attributable to common shareholders:
Basic	$0.59	$0.77	$0.85	$0.96
Diluted	0.58	0.76	0.84	0.95

Basic weighted-average shares outstanding	74,696,616	73,118,295	74,486,209	73,593,439
Dilutive stock options and other equity-based compensation awards	1,086,846	743,045	1,095,693	766,421
Diluted weighted-average shares outstanding	75,783,462	73,861,340	75,581,902	74,359,860

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$413.4	$321.9
Receivables, net	945.1	1,021.9
Inventories, net	1,455.1	979.8
Other current assets	90.1	93.9
Total current assets	2,903.7	2,417.5
Property, plant and equipment:
Property, plant and equipment	1,135.0	1,110.6
Accumulated depreciation	(689.3)	(658.5)
Property, plant and equipment, net	445.7	452.1
Goodwill	994.4	1,003.5
Purchased intangible assets, net	529.7	553.5
Other long-term assets	115.3	87.2
Total assets	$4,988.8	$4,513.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$10.0	$20.0
Accounts payable	694.6	466.1
Customer advances	672.0	471.8
Payroll-related obligations	143.3	147.9
Other current liabilities	273.4	261.8
Total current liabilities	1,793.3	1,367.6
Long-term debt, less current maturities	817.1	826.2
Other long-term liabilities	345.1	343.5
Commitments and contingencies
Shareholders’ equity	2,033.3	1,976.5
Total liabilities and shareholders’ equity	$4,988.8	$4,513.8

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2017	2016
Operating activities:
Net income	$63.5	$70.7
Depreciation and amortization	64.4	63.7
Stock-based compensation expense	12.2	11.4
Deferred income taxes	1.0	(7.0)
Gain on sale of assets	(4.2)	(6.3)
Foreign currency transaction losses	0.2	0.3
Other non-cash adjustments	0.5	(0.2)
Changes in operating assets and liabilities	10.5	(36.6)
Net cash provided by operating activities	148.1	96.0

Investing activities:
Additions to property, plant and equipment	(28.0)	(40.3)
Additions to equipment held for rental	(24.6)	(22.7)
Proceeds from sale of equipment held for rental	19.8	26.1
Other investing activities	(0.9)	(1.0)
Net cash used by investing activities	(33.7)	(37.9)

Financing activities:
Proceeds from issuance of debt	—	273.5
Repayments of debt	(20.0)	(190.0)
Net decrease in short-term debt	—	(21.3)
Repurchases of common stock	(3.0)	(101.6)
Dividends paid	(31.3)	(28.0)
Proceeds from exercise of stock options	33.2	1.9
Excess tax benefit from stock-based compensation	—	0.9
Net cash used by financing activities	(21.1)	(64.6)

Effect of exchange rate changes on cash	(1.8)	2.0
Increase (decrease) in cash and cash equivalents	91.5	(4.5)
Cash and cash equivalents at beginning of period	321.9	42.9
Cash and cash equivalents at end of period	$413.4	$38.4

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended March 31,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$369.4	$—	$369.4	$375.1	$—	$375.1
Telehandlers	161.6	—	161.6	214.7	—	214.7
Other	192.2	—	192.2	164.5	—	164.5
Total access equipment	723.2	—	723.2	754.3	—	754.3

Defense	445.7	0.4	446.1	296.8	0.2	297.0

Fire & emergency	233.5	4.0	237.5	237.2	3.2	240.4

Commercial
Concrete placement	112.7	—	112.7	111.3	—	111.3
Refuse collection	79.1	—	79.1	99.5	—	99.5
Other	22.3	1.9	24.2	25.2	0.7	25.9
Total commercial	214.1	1.9	216.0	236.0	0.7	236.7
Corporate & eliminations	1.8	(6.3)	(4.5)	—	(4.1)	(4.1)
	$1,618.3	$—	$1,618.3	$1,524.3	$—	$1,524.3

	Six Months Ended March 31,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$603.1	$—	$603.1	$617.1	$—	$617.1
Telehandlers	254.9	—	254.9	326.5	—	326.5
Other	354.4	—	354.4	340.5	—	340.5
Total access equipment	1,212.4	—	1,212.4	1,284.1	—	1,284.1

Defense	739.9	0.7	740.6	613.7	1.3	615.0

Fire & emergency	462.6	7.4	470.0	442.6	5.3	447.9

Commercial
Concrete placement	197.1	—	197.1	183.6	—	183.6
Refuse collection	171.3	—	171.3	198.5	—	198.5
Other	43.8	3.0	46.8	53.8	1.1	54.9
Total commercial	412.2	3.0	415.2	435.9	1.1	437.0
Corporate & eliminations	2.6	(11.1)	(8.5)	—	(7.7)	(7.7)
	$2,829.7	$—	$2,829.7	$2,776.3	$—	$2,776.3

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Operating income (loss):
Access equipment	$42.1	$75.7	$66.5	$96.1
Defense	48.7	27.8	72.5	51.0
Fire & emergency	21.8	14.9	38.8	25.0
Commercial	6.0	17.2	10.6	26.1
Corporate	(38.2)	(44.2)	(71.8)	(76.5)
Eliminations	—	—	—	—
	$80.4	$91.4	$116.6	$121.7

	March 31,
	2017	2016
Period-end backlog:
Access equipment	$737.9	$664.8
Defense	1,827.7	1,680.5
Fire & emergency	1,005.9	903.4
Commercial	353.8	289.4
	$3,925.3	$3,538.1

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months	Six Months
	Ended	Ended
	March 31, 2017

Access equipment segment adjusted operating income (Non-GAAP)	$59.3	$83.7
Restructuring-related costs	(17.2)	(17.2)
Access equipment segment operating income (GAAP)	$42.1	$66.5

Consolidated adjusted operating income (Non-GAAP)	$97.6	$133.8
Restructuring-related costs	(17.2)	(17.2)
Consolidated operating income (GAAP)	$80.4	$116.6

Adjusted provision for income taxes (Non-GAAP)	$27.1	$32.3
Income tax benefit for restructuring-related costs	(3.5)	(3.5)
Provision for income taxes (GAAP)	$23.6	$28.8

Adjusted net income (Non-GAAP)	$58.0	$77.2
Restructuring-related costs, net of tax	(13.7)	(13.7)
Net income (GAAP)	$44.3	$63.5

Adjusted diluted earnings per share (Non-GAAP)	$0.76	$1.02
Restructuring-related costs, net of tax	(0.18)	(0.18)
Diluted earnings per share (GAAP)	$0.58	$0.84

	Fiscal Year Ended
	September 30, 2017 Expectations
	Low	High

Adjusted operating income (Non-GAAP)	$415.0	$445.0
Restructuring-related costs	(43.0)	(43.0)
Operating income (GAAP)	$372.0	$402.0

Adjusted diluted earnings per share (Non-GAAP)	$3.20	$3.50
Restructuring-related costs	(0.50)	(0.50)
Diluted earnings per share (GAAP)	$2.70	$3.00

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